SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 19, 2002

Date of Earliest Event Reported: February 11, 2002

Probook, Inc.
(Exact Name of Registrant as Specified in its Charter)

(Former Name of Registrant)

California
(State of Organization)

33-0786687
(I.R.S. Employer Identification No.)

Commission File Number 000-31971

4051 Glencoe Ave., #8
Marina Del Rey, CA 90292
(Address of Principal Executive Offices)

Registrants Telephone Number (including area code) (310) 577-6700

(Former Name and Address of Registrant)

ITEM 1.

CHANGES IN CONTROL OF REGISTRANT.

Resulting from the Board approval of the License purchased as discussed in Item 2 of this report, management has knowledge of a change in control of the registrant.

On February 11, 2002, Mr. Dean Tornabene received Common Shares of the company sufficient to control the registrant. The consideration given by Mr. Tornabene is described in Item 2 of this current report. The percentage of voting securities of the registrant directly or indirectly controlled by Mr. Tornabene as of the date of this report is 80% and was obtained from the registrant pursuant to the transaction described in item 2 of this report.

The shareholders having beneficial ownership of		more than 5% of the	issued and outstanding
shares of the company’s common stock is as follows:

Title of Class	Beneficial Owner	Amount Owned	Percent of Class

Common Shares	Dean Tornabene	8,000,000	80%
	4051 Glencoe Ave., #8
	Marina Del Rey, CA 90292

The security ownership of the management as of the date of this report is as follows:

Title of Class	Beneficial Owner	Amount Owned	Percent of Class

Common Shares	Dean Tornabene	8,000,000	80%
	Director, CEO
Common Shares	Jeffrey Chatfield	202,513	2%
	Director, Secretary
Common Shares	Laura Perryman	0	0%
	President, Treasurer

ITEM 2.

ACQUISITION OR DISPOSITION OF ASSETS.

On February 11, 2002, our Board of Directors approved the purchase of a License for the exclusive rights to a fitness product called the “AB Swing”. The licensing Agreement is an exclusive agreement whereby Probook, Inc. was granted all rights in association with the development, marketing, and distribution of the “AbSwingTM” (the “Product”); a patent pending abdominal exercise device with US Patent pending document # 10/041995, whose name has US trademark pending serial #76/320380.

The License was purchased from Mr. Dean Tornabene, an individual. Mr. Tornabene has developed several popular fitness products and food supplements. Many of these products have been marketed on television through the use of infomercials. Mr Tornabene, held the National Bodybuilding title of Mr. America and is a contributing editor for several publications including Muscle and Fitness, Flex and Shape.

Mr. Tournabene had no prior relationship with the registrant, any affiliates of the registrant, any director or officer of the registrant, or any associate of any such director or officer. Probook, Inc. sought potential opportunities to expand operations and initiated contact with Mr. Tornabene.

The License was purchased for eight (8) million shares of ProBook Inc. Common Stock, at a par value of 0.001 cents per share, for a total value of $8,000 and includes royalty provisions to the Licensor of 5% on the “Adjusted Gross Revenue” of non-retail sales, which is the sales price minus shipping and handling charges, sales taxes, VAT, other taxes imposed upon sales collected, less all returns, refunds, credits and other allowances to customers and 7% on all retail sales based on “Adjusted Gross Revenue” for all gross collected revenues, calculated by using the invoice selling price to customers, less all returns, refunds, credits, co-op, chargeback’s, placement allowances, sales fees, and freight. Royalties on International sales are at 5% of Adjusted Gross Revenue

The Board considered, including but not limited to the following factors when determining the amount of consideration for this purchase: the historic losses of the company, lack of current revenues, historic difficulties in implementing the current business plan, illiquidity of the company’s Common Stock and the lack of available capital resources when making its valuation of the compensation related to the licensing agreement. The Board further considered the past performance of products associated with Mr. Tornabene and felt this agreement would be beneficial to the shareholders.

ITEM 3.	BANKRUPTCY OR RECEIVERSHIP.
None

ITEM 4.	CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT.
None

ITEM 5.

OTHER EVENTS.

On February 11, 2002, it was resolved by the Board that Dean Tornabene would be appointed to the Board of Directors to fill one of the vacancies created by resignations of past Board members and to serve until the next annual meeting of the shareholders.

Effective February 11, 2002 the Board of Directors appointed Dean Tornabene to serve as the company’s Chief Executive officer.

Effective February 11, 2002, the Board of Directors appointed Laura Perryman to serve as the company’s President, and Treasurer.

Jeffrey Chatfield continues to serve in the position of Secretary.

On February 11, 2002, it was resolved by the Board of Directors that corporation’s name would be changed to American Design Innovations, Inc.

ITEM 6.	RESIGNATION OF REGISTRANT’S DIRECTORS.
None

ITEM 7.	FINANCIAL STATEMENTS AND EXHIBITS.
None.

ITEM 8.	CHANGE IN FISCAL YEAR.
None.

ITEM 9.	SALE OF EQUITY SECURITIES PURSUANT TO REGULATION S.
None.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be singed on its behalf by the undersigned hereunto duly authorized.

Probook, Inc.

/s/ Laura Perryman
By: Laura Perryman
President and Treasurer

Date: February 19, 2002